EXHIBIT 99.2

Immediate	KarenWidmayer: Media Contact

(202) 729-1789

karen.widmayer@carramerica.com

Stephen Walsh: Analyst Contact

(202) 729-1764

stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

Washington D.C. – April 29, 2004 – CarrAmerica Realty Corporation (NYSE:CRE) today reported first quarter 2004 diluted earnings per share of $0.21 on net income of $15.2 million, compared to diluted earnings per share of $0.23 on net income of $19.0 million for the first quarter of 2003.

For the first quarter of 2004, diluted funds from operations available to common shareholders (Diluted FFO) were $48.4 million or $0.81 per share compared to $48.4 million or $0.84 per share for the first quarter of 2003. As a result of a clarification of an accounting standard by the Securities & Exchange Commission (SEC), Diluted FFO is now reduced by original issuance costs associated with the redemption of preferred stock. Excluding the impact of preferred stock redemptions, Diluted FFO per share for the first quarter of 2003 would have been $0.87. There were no preferred redemptions in the first quarter of 2004.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, said, “As the national economy continues to gain momentum, demand for commercial real estate is slowly increasing with accompanying decreasing vacancy rates and stabilization of rents in most of our markets.”

Occupancy for stabilized properties was 87.4% at March 31, 2004, down from 87.8% at December 31, 2003 and down from 90.4% at March 31, 2003. Same store property operating income for the first quarter of 2004 decreased 8.7% on a GAAP basis over the same period in 2003. Adjusting for termination fees, same store property operating income for the first quarter of 2004 decreased by 7.2%. The average occupancy rate for same store properties was 87.2% in the first quarter of 2004 as compared to 91.3% for first quarter 2003.

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CarrAmerica Release of April 29, 2004

Page Two

For the first quarter, rental rates decreased 15% on average on the leases executed during the quarter. Despite continued soft demand, CarrAmerica leased 641,000 square feet in the first quarter including an 83,000 square foot lease with Avaya in Seattle and a 34,392 square foot lease with Peoplesoft in Dallas.

Acquisitions

There were no new building acquisitions completed during the first quarter of 2004. Subsequent to the end of the first quarter, we entered into a contract to purchase a 206,000 square foot Class A building in downtown Washington, D.C. for $84.0 million in cash. The acquisition is expected to close in the third quarter subject to due diligence and other customary contingencies and closing conditions, and is expected to have a year-one GAAP return of approximately 7.6%. The building is currently 99% leased. The building has one law firm as its primary tenant whose lease expires in 2013.

Dispositions

During the first quarter, CarrAmerica closed on the sale of its Tower of the Hills property in Austin, Texas for net proceeds of approximately $10.5 million. The Company recorded an impairment loss in the fourth quarter of 2003 of $3.0 million associated with this sale.

In the fourth quarter of 2003, the Company also announced plans to market its Atlanta, Georgia and Portland, Oregon office portfolios for sale. The Company began marketing the properties in the first quarter of 2004. A buyer for the Atlanta properties has been selected. We are currently negotiating a purchase and sale agreement with the prospective buyer, which we expect will contain customary contingencies and closing conditions. The pricing of the proposed sale is consistent with previous guidance levels and we anticipate that the sale will be consummated in the third or fourth quarter of 2004. The Portland portfolio is still in the marketing process.

Development Update

CarrAmerica owns a 30% interest in a 476,000 square foot office development, Terrell Place, in Washington, D.C. The total cost of this project, which was substantially completed in the fourth quarter of 2003, is expected to be $159.0 million, of which $135.1 million had been invested as of March 31, 2004. CarrAmerica’s share of the total project costs for this development is expected to be approximately $47.7 million, of which $40.5 million had been expended as of March 31, 2004. This project is currently 54.1% leased or committed, including a 243,791 square foot lease with the law firm of Venable LLP. The stabilized year-one GAAP return on CarrAmerica’s invested capital (exclusive of fees) is expected to be approximately 10.5%.

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CarrAmerica Release of April 29, 2004

Page Three

Construction commenced in the first quarter of 2004 on The Atlantic Building, a 290,000 square foot office and retail project in Washington, D.C. for which CarrAmerica is providing development management and leasing and property management services as well as $21.9 million in mezzanine financing. The project is 41% leased to the law firm of Alston & Bird LLP.

CarrAmerica also commenced construction on a build-to-suit, 124,000 square foot office building in Irving, Texas expected to cost approximately $15.9 million, which will be owned by a joint venture in which we own a 35% interest. This building is 100% leased to Washington Mutual, Inc. with an expected stabilized year-one GAAP return of 8.9%.

Corporate Restructuring

In December 2003, CarrAmerica’s Board of Directors approved a plan to restructure the manner in which we hold our assets, by converting to what is commonly referred to as an umbrella partnership REIT, or UPREIT structure. To effect the UPREIT restructuring, we formed a new wholly-owned partnership, CarrAmerica Realty Operating Partnership, L.P. (OP), to which CarrAmerica Realty Corporation expects to contribute substantially all of its assets in exchange for units of common and preferred partnership interest in the OP and the assumption by the OP of substantially all of CarrAmerica Realty Corporation’s liabilities, including the assumption of the obligations under our unsecured credit facility and our senior unsecured notes We are currently seeking, and the UPREIT restructuring is subject to, the necessary consents from our lenders, joint venture partners and others to undertake the UPREIT restructuring. There can be no assurance that such consents will be obtained or that the UPREIT restructuring will be consummated.

After the UPREIT restructuring, substantially all of our business will be conducted through the OP and our primary asset will be our interest in the OP. We undertook the UPREIT restructuring to enable us to better compete with other office REITs, many of which are structured as UPREITs, for the acquisition of properties from tax-motivated sellers. As an UPREIT, we anticipate that the OP will be able to issue units of limited partnership interest in the OP to tax-motivated sellers who contribute properties to the OP, thereby enabling those sellers to realize certain tax benefits that would be unavailable if we purchased properties directly for cash. We have not currently identified and we are not currently pursuing any material acquisitions that would be structured as OP contributions or merger opportunities.

Capital Markets Transactions

In the first quarter, the Company issued $225.0 million principal amount of senior unsecured notes that bear interest at 3.625% and mature April 1, 2009. In conjunction with the issuance of these notes, the Company entered into a $100.0 million interest rate swap agreement whereby we receive interest at a fixed rate of 3.625% and pay interest at a variable rate of six month LIBOR in arrears plus 0.2675%. In addition, in the first quarter, the Company repaid $17.7 million in secured indebtedness.

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CarrAmerica Release of April 29, 2004

Page Four

CarrAmerica Earnings Estimates

On Friday, April 30, CarrAmerica management will discuss earnings guidance for 2004. Based on management’s view of current market conditions and certain assumptions with regard to rental rates and other projections, an expected range of diluted earnings per share of $0.53—$0.73 and Diluted FFO per share of $3.00—$3.20 for 2004 will be discussed. Second quarter 2004 diluted earnings per share and Diluted FFO per share are projected to be $0.14—$0.18 and $0.74—$0.78, respectively. Projections for the second quarter and full year 2004 exclude any potential gains, losses or asset impairments associated with property dispositions currently contemplated or otherwise. The projections for 2004 are based in part on the following assumptions:

2004
Average Office Portfolio Occupancy	87%—89%
Real Estate Service Revenue	$20—$23 million
General and Administrative Expense	$39—$41 million

The 2004 estimate assumes that any proceeds from property dispositions will be reinvested during 2004. By definition, Diluted FFO excludes gains or losses on the disposition of properties.

Impact of Clarification of Accounting Standard

In the third quarter of 2003, the SEC issued a clarification of Emerging Issues Task Force Topic D-42 which provides that in calculating earnings per share (and therefore Diluted FFO per share), net earnings available to common shareholders (or Diluted FFO) must be reduced by the original issuance costs associated with redeemed or repurchased preferred stock. Our first quarter 2003 results have been previously restated to reflect the retroactive application of this clarification.

CarrAmerica Announces First Quarter Dividend

The Board of Directors of CarrAmerica today declared a first quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business May 18, 2004. CarrAmerica’s common stock will begin trading ex-dividend on May 14, 2004 and the dividend will be paid on June 1, 2004.

The company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on May 18, 2004. The preferred stock will begin trading ex-dividend on May 14, 2004 and the dividends will be paid on June 1, 2004.

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CarrAmerica Release of April 29, 2004

Page Five

Corporate Governance

The shareholders of CarrAmerica today approved the election of seven directors. The shareholders did not approve a shareholder proposal requesting term limits for directors.

Today’s Annual meeting was the last for retiring Board Member and founder, Oliver T. Carr, Jr., who has served on the Board since the company’s public launch in 1993. The Company and its employees extend their gratitude for the extraordinary leadership and vision shared by Mr. Carr over the past 42 years and wish him continued success in his other business ventures.

CarrAmerica First Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2004 first quarter results on Friday, April 30, 2004 at 12:00 noon, ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-800-818-5264 for U.S. participants and 1-913-981-4910 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 3:00 PM on April 30, 2004 until midnight May 6, 2004, by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 510864. A copy of supplemental material on the company’s first quarter operations is available on the company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 13 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 295 operating office properties. CarrAmerica’s markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.

Estimates of Diluted FFO and earnings per share, and certain other statements in this release and the accompanying summary financial information, including statements regarding management’s expectations about, among other things, operating performance and financial condition, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or

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CarrAmerica Release of April 29, 2004

Page Six

transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties and our ability to lease vacant space at favorable rental rates, our ability to obtain debt or equity financing if and when needed on favorable terms, or at all, possible delays or the inability to consummate, or higher than expected costs associated with, our proposed UPREIT conversion, possible charges or payments resulting from our guarantee of certain leases of HQ Global Workplaces, Inc., the impact of future acquisitions or dispositions not currently contemplated or expected, the ability of the general economy to recover timely from the current economic downturn, availability and creditworthiness of tenants, the availability of financing for both tenants and the company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions or dispositions to close in a timely manner, on current terms, or at all, and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the company may not control or companies in which the company has made investments, our ability to maintain our status as a REIT for federal income tax purposes, governmental actions and initiatives, the ability to obtain insurance at a reasonable cost and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company—Risk Factors” in the company’s Annual Report on Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Rental property
Land	$690,262	$690,410
Buildings	1,975,762	1,974,347
Tenant improvements	430,636	420,533
Furniture, fixtures and equipment	49,846	48,216

	3,146,506	3,133,506
Less: Accumulated depreciation	(722,159)	(692,901)

Net rental property	2,424,347	2,440,605

Land held for future development or sale	41,356	41,284
Assets related to properties held for sale	—	10,626
Cash and cash equivalents	5,756	4,299
Restricted deposits	3,082	2,549
Accounts and notes receivable, net	18,980	17,829
Investments in unconsolidated entities	138,337	137,604
Accrued straight-line rents	86,800	84,552
Tenant leasing costs, net	50,250	51,547
Prepaid expenses and other assets, net	47,662	45,123

	$2,816,570	$2,836,018

Liabilities and Stockholders' Equity
Liabilities:
Mortgages and notes payable, net	$1,704,377	$1,727,648
Accounts payable and accrued expenses	88,224	95,586
Rent received in advance and security deposits	30,166	34,757

	1,822,767	1,857,991

Minority interest	65,459	70,456

Stockholders’ equity:
Preferred stock	201,250	201,250
Common stock	543	529
Additional paid in capital	1,012,560	976,644
Cumulative dividends in excess of net income	(286,009)	(270,852)

	928,344	907,571

Commitments and contingencies
	$2,816,570	$2,836,018

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended March 31,
(In thousands, except per share amounts)	2004	2003
	(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$104,042	$103,691
Recoveries from tenants	13,439	16,052
Parking and other tenant charges	4,105	5,988

Total rental revenue	121,586	125,731
Real estate service revenue	5,466	5,555

Total operating revenues	127,052	131,286

Operating expenses:
Property expenses:
Operating expenses	31,198	31,680
Real estate taxes	11,465	11,818
General and administrative	10,272	10,286
Depreciation and amortization	33,446	31,251

Total operating expenses	86,381	85,035

Real estate operating income	40,671	46,251

Other (expense) income:
Interest expense	(26,341)	(25,873)
Other income	694	98
Equity in earnings of unconsolidated entities	1,998	1,327

Total other expense	(23,649)	(24,448)

Income from continuing operations before income taxes, minority interest and loss on sale of properties	17,022	21,803
Income taxes	(122)	(252)
Minority interest	(2,026)	(3,076)
Loss on sale of properties	(10)	(277)

Income from continuing operations	14,864	18,198
Discontinued operations—Net operations of sold property	300	773
Discontinued operations—Gain on sale of properties	66	—

Net income	15,230	18,971

Less: Dividends on preferred and restricted stock and issuance costs of redeemed preferred stock	(3,940)	(7,042)

Net income available to common shareholders	$11,290	$11,929

Basic net income per share:
Continuing operations	$0.20	$0.22
Discontinued operations	0.01	0.01

Net income	$0.21	$0.23

Diluted net income per share:
Continuing operations	$0.20	$0.22
Discontinued operations	0.01	0.01

Net income	$0.21	$0.23

NOTE: (1) Rental income includes $2,236 and $2,153 of accrued straight line rents for the three months period ended March 31, 2004 and 2003, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

(Unaudited and in thousands)	Three Months Ended March 31,
	2004	2003
Cash flow from operating activities:
Net income	$15,230	$18,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,446	32,010
Minority interest	2,026	3,076
Equity in earnings of unconsolidated entities	(1,998)	(1,327)
Loss sale of properties	10	277
Gain on sale of discontinued operations	(66)	—
Gain on sale of residential property	(225)	—
Provision for uncollectible accounts	80	1,871
Stock based compensation	905	1,171
Other	1,497	(188)
Change in assets and liabilities:
Decrease in accounts receivable	705	2,650
Increase in accrued straight-line rents	(2,236)	(2,153)
Additions to tenant leasing costs	(2,276)	(2,704)
Increase in prepaid expenses and other assets	(1,213)	(1,174)
Decrease in accounts payable and accrued expenses	(8,083)	(16,915)
(Decrease) increase in rent received in advance and security deposits	(4,471)	1,599

Total adjustments	18,101	18,193

Net cash provided by operating activities	33,331	37,164

Cash flows from investing activities:
Acquisition and development of rental property	(1,592)	(2,645)
Additions to tenant improvements	(10,040)	(5,327)
Additions to land held for development or sale	(72)	(520)
Additions to construction in progress	(1,704)	(3,777)
Issuance of notes receivable	(2,081)	(654)
Distributions from unconsolidated entities	1,383	835
Investments in unconsolidated entities	(178)	(544)
Acquisition of minority interest	(1,079)	(220)
Decrease in restricted deposits	(533)	2,545
Proceeds from sale of residential property	2,060	—
Proceeds from sales of properties	10,512	162

Net cash used by investing activities	(3,324)	(10,145)

Cash flows from financing activities:
Repurchase of common stock	—	(7,858)
Repurchase of preferred stock	—	(53,953)
Exercises of stock options	31,589	1,381
Proceeds from the issuance of unsecured notes	222,892	—
Net (repayments) borrowings on unsecured credit facility	(228,000)	96,000
Net repayments of mortgages payable	(21,785)	(28,045)
Dividends and distributions to minority interests	(33,246)	(34,474)

Net cash used by financing activities	(28,550)	(26,949)

Increase in unrestricted cash and cash equivalents	1,457	70
Cash and cash equivalents, beginning of the period	4,299	5,238

Cash and cash equivalents, end of the period	$5,756	$5,308

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $176 and $424 for the three months ended March 31, 2004 and 2003, respectively)	$38,763	$37,926

Income tax refunds, net	$(23)	$(59)

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations ("FFO") and funds available for distribution ("FAD") are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company's real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

(Unaudited and in thousands)		Three Months Ended March 31,
		2004		2003
Net income		$15,230		$18,971
Adjustments:	Minority interest	2,026		3,076
	FFO allocable to the minority Unitholders	(3,558)		(4,505)
	Depreciation and amortization—REIT properties	31,756		29,982
	Depreciation and amortization—Equity properties	3,481		2,938
	Depreciation and amortization—Discontinued operations	—		423
	Minority interests’ (non Unitholders) share of depreciation, amortization and net income (Gain) loss on sale of properties	(273 (56	) )	(280 277)

FFO as defined by NAREIT(1)		48,606		50,882
Less:	Preferred dividends, dividends on unvested restricted stock and preferred stock redemption premium(2)	(3,799)		(7,005)

FFO attributable to common shareholders		44,807		43,877
FFO allocable to the minority Unitholders		3,558		4,505

Diluted FFO available to common shareholders(3)		$48,365		$48,382

Less:	Lease commissions	(2,276)		(2,704)
	Tenant improvements	(10,040)		(5,327)
	Building capital additions	(1,408)		(2,253)
	Straight line rent	(2,236)		(2,153)

Funds available for distribution to common shareholders(4)		$32,405		$35,945

1	FFO as defined by NAREIT, as amended by NAREIT during the third quarter of 2003, includes land and building impairments.

2	On July 31, 2003, the SEC issued a clarification of EITF Topic D-42 which requires us to subtract original issuance costs associated with redeemed preferred securities from net income available to common shareholders (and therefore, FFO available to common shareholders). This clarification is required to be applied retroactively. These amounts include $1,699 for the three months ended March. 31, 2003 of original preferred stock issuance costs associated with redemptions.

3	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

4	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

	(Unaudited and in thousands, except per share amounts)	Three Months Ended March 31,
		2004	2003
	Diluted net income per common share	$0.21	$0.23

Add:	Depreciation and amortization	0.59	0.57
	Loss on sale of properties	—	—
	Minority interest adjustment	(0.03)	(0.03)
	Adjustment for share difference	0.04	0.07

	Diluted funds from operations available to common shareholders	$0.81	$0.84

	Diluted funds from operations available to common shareholders, excluding Preferred stock issuance costs	—	0.03

		$0.81	$0.87

	Diluted net income per common share, excluding Preferred stock issuance costs	—	0.03

		$0.21	$0.26

	Weighted average common shares outstanding:
	Diluted net income	53,794	51,936
	Diluted funds from operations	59,355	57,600

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con't)

	(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended June 30, 2004	Projected Twelve Months Ended December 31, 2004
	Projected diluted net income per common share	$0.14—0.18	$0.53—0.73

Add:	Projected depreciation and amortization	0.58	2.35
	Projected minority interest	0.03	0.12
	Projected adjustment for share difference	(0.01)	0.00

	Projected diluted funds from operations per common share	$0.74—0.78	$3.00—3.20

	Projected weighted average common shares outstanding:
	Projected diluted net income	54,400	60,000
	Projected diluted funds from operations	60,000	60,000

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